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                                                                   EXHIBIT 10.20
March 30, 2000


David Bauer
258 Ridgewood Avenue
Glen Ridge, NJ  07028


Dear David,

I am delighted to offer you the position of Vice President of Operations with SiteSmith, Inc. You will report directly to myself, Treb Ryan, Founder and Sr. Vice President of Operations.

The following summarizes the details of our verbal offer:

Start Date:                                         4/24/00

Title:                                              Vice President of Operations

Annual Base Salary:                                 $180,000.00

Bonus Opportunity:                                  $50,000.00 per year

Stock Option Grant:                                 125,000 Shares

(Stock Option Grant is subject to the rules of the SiteSmith, Inc. Employee Stock Plan, Vesting Schedule and Approval of the Board of Directors. This plan will be sent under separate cover.)

Vacation:                                           16 Personal Time Off (PTO)
                                                     days per year to accrue at
                                                     5.33 hours per pay period

Separation package:

In addition, if within the first year of your employment, SiteSmith hires a new CEO and your position is materially changed (i.e. reduction of position, salary, significant change in job location), this change will be construed as a constructive termination and you will be given a separation package to consist of the following:

                                                    6 (six) months base salary
                                                     continuation
                                                    6 (six month acceleration of
                                                     vesting with a minimum
                                                     guarantee of 1 (one) year
                                                     total vesting (including
                                                     current vested amount)

In regards to the acceleration of vesting, stock options will be provided in the event of a "change of control." The acceleration will only happen if both a change of control and constructive termination has occurred. The acceleration will be for half of whatever options are not currently vested.

In addition, you will be given the opportunity to exercise in advance your stock options with the provision that the company has the right to repurchase shares at the exercise price for shares that would be unvested in a normal 4 year vesting schedule.

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You will also be eligible for coverage under the SiteSmith, Inc., Medical and
Dental plans and Life Insurance plan. Descriptions of these plans will be provided when you report for work.

Enclosed is our company's Confidentiality Agreement and Invention Assignment Agreement. Please be sure to read each of these Agreements and understand that you will be asked to sign each Agreement as a condition of employment.

Your employment is contingent on your providing us with evidence that you have a legal right to work in the United States pursuant to provisions of the Immigration Reform & Control Act of 1986.

SiteSmith, Inc., is an "at will employer" thus either you or the Company may terminate the employment relationship at any time for any reason with or without cause.

We are pleased to extend this offer to you until April 7, 2000. To accept, please sign below and return to Sherri Shimomura, HR Director, SiteSmith, 3283 Scott Blvd., Santa Clara, CA 95054. Please retain the duplicate for your records.

David, we are very excited about the prospects of working with you. In fact, we believe that you will be an important contributor towards our continued success.

Sincerely,

/s/ Treb Ryan
Treb Ryan
Founder and Sr. Vice President of Operations
SiteSmith, Inc.


Accepted and Agreed to by:
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/S/ DAVID BAUER                                                   4 APRIL 2000
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David Bauer                                                   Date
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Start Date (If different from above)